                                                                     EXHIBIT 2.1

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 12, 2006

                                  BY AND AMONG

                     BROOKDALE SENIOR LIVING INCORPORATED,

                           BETA MERGER SUB CORPORATION

                                       AND

                        AMERICAN RETIREMENT CORPORATION

================================================================================

                                TABLE OF CONTENTS

ARTICLE I. THE MERGER......................................................    1
   Section 1.01   The Merger...............................................    1
   Section 1.02   Closing..................................................    1
   Section 1.03   Effective Time...........................................    2
   Section 1.04   Effects of the Merger....................................    2
   Section 1.05   Charter; Bylaws..........................................    2
   Section 1.06   Directors................................................    2
   Section 1.07   Officers                                                     2

ARTICLE II. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
   ENTITIES; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS...............    2
   Section 2.01   Effect on Capital Stock..................................    2
   Section 2.02   Surrender and Payment....................................    3
   Section 2.03   Company Stock Options....................................    6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................    7
   Section 3.01   Organization, Standing and Corporate Power...............    7
   Section 3.02   Subsidiaries.............................................    7
   Section 3.03   Capital Structure........................................    7
   Section 3.04   Authority; Noncontravention..............................    8
   Section 3.05   Governmental Approvals...................................   10
   Section 3.06   Company SEC Documents; No Undisclosed Liabilities........   10
   Section 3.07   Information Supplied.....................................   11
   Section 3.08   Absence of Certain Changes or Events.....................   12
   Section 3.09   Litigation...............................................   12
   Section 3.10   Contracts................................................   12
   Section 3.11   Compliance with Laws.....................................   14
   Section 3.12   Employee Benefit Plans...................................   15
   Section 3.13   Taxes....................................................   18
   Section 3.14   Intellectual Property; Software..........................   20
   Section 3.15   Real Property............................................   22
   Section 3.16   Environmental Matters....................................   26
   Section 3.17   Transactions with Related Parties........................   27
   Section 3.18   Brokers and Other Advisors...............................   27
   Section 3.19   Opinion of Financial Advisor.............................   27
   Section 3.20   Residence Agreements.....................................   27
   Section 3.21   Insurance................................................   28
   Section 3.22   Labor Matters............................................   28
   Section 3.23   Licensing Surveys........................................   29
   Section 3.24   Resident Records.........................................   29
   Section 3.25   Third Party Payor Reimbursement..........................   29
   Section 3.26   State Takeover Statutes; Company Rights Plan.............   29

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........   30
   Section 4.01   Organization, Standing and Corporate Power...............   30
   Section 4.02   Capital Structure of Merger Sub..........................   30
   Section 4.03   Authority; Noncontravention..............................   30
   Section 4.04   Governmental Approvals...................................   31
   Section 4.05   Information Supplied.....................................   31
   Section 4.06   Litigation...............................................   32
   Section 4.07   No Business Activities...................................   32
   Section 4.08   Brokers and Other Advisors...............................   32
   Section 4.09   Financing................................................   32

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS.......................   32
   Section 5.01   Conduct of Business......................................   32
   Section 5.02   No Solicitation by the Company...........................   36

ARTICLE VI. ADDITIONAL AGREEMENTS..........................................   38
   Section 6.01   Preparation of the Proxy Statement; Shareholder
                     Meetings..............................................   38
   Section 6.02   Access to Information; Confidentiality...................   39
   Section 6.03   Reasonable Best Efforts..................................   39
   Section 6.04   Indemnification, Exculpation and Insurance...............   40
   Section 6.05   Fees and Expenses........................................   41
   Section 6.06   Public Announcements.....................................   41
   Section 6.07   Shareholder Litigation...................................   41
   Section 6.08   Employee Matters.........................................   41
   Section 6.09   Employment Agreements....................................   42
   Section 6.10   Standstill Agreements, Confidentiality Agreements,
                     Anti-takeover Provisions..............................   42
   Section 6.11   Cooperation..............................................   43
   Section 6.12   Financing................................................   43
   Section 6.13   Hedging Agreements.......................................   43

ARTICLE VII. CONDITIONS PRECEDENT..........................................   43
   Section 7.01   Conditions to Each Party's Obligation to Effect
                     the Merger............................................   43
   Section 7.02   Conditions to Obligations of Parent and Merger Sub.......   44
   Section 7.03   Conditions to Obligation of the Company..................   45
   Section 7.04   Frustration of Closing Conditions........................   45

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER............................   45
   Section 8.01   Termination..............................................   45
   Section 8.02   Termination Fee and Shareholder Termination Fee..........   46
   Section 8.03   Effect of Termination....................................   48
   Section 8.04   Amendment................................................   48
   Section 8.05   Extension; Waiver........................................   48
   Section 8.06   Procedure for Termination or Amendment...................   49

ARTICLE IX. GENERAL PROVISIONS.............................................   49
   Section 9.01   Nonsurvival of Representations and Warranties............   49
   Section 9.02   Notices..................................................   49
   Section 9.03   Definitions..............................................   50
   Section 9.04   Interpretation...........................................   50
   Section 9.05   Counterparts.............................................   51
   Section 9.06   Entire Agreement; No Third-Party Beneficiaries...........   51
   Section 9.07   Governing Law............................................   51
   Section 9.08   Assignment...............................................   51
   Section 9.09   Specific Enforcement; Consent to Jurisdiction............   52
   Section 9.10   Severability.............................................   52

EXHIBITS

Exhibits A-1 and A-2 - Forms of New Employment Agreements
Exhibit B - Closing Consents
Exhibits C-1, C-2 and C-3 - Forms of Optionee Investment Agreement With Corresponding Grant

                             TABLE OF DEFINED TERMS

Adverse Notice.............................................................   37
Affected Employees.........................................................   41
Affiliate..................................................................   49
Agreement..................................................................    1
Articles of Merger.........................................................    2
Certificate of Merger......................................................    2
Certificates...............................................................    3
Closing....................................................................    1
Closing Date...............................................................    1
COBRA......................................................................   17
Code.......................................................................    5
Company....................................................................    1
Company Adverse Recommendation Change......................................   36
Company Board..............................................................    7
Company Bylaws.............................................................    7
Company Charter............................................................    7
Company Common Stock.......................................................    2
Company Disclosure Letter..................................................    7
Company Facilities.........................................................   22
Company Intellectual Property..............................................   20
Company Material Adverse Effect............................................    9
Company Plans..............................................................   15
Company Preferred Stock....................................................    7
Company Rights.............................................................    3
Company Rights Plan........................................................    3
Company SEC Documents......................................................   10
Company Shareholder Approval...............................................    8
Company Shareholders Meeting...............................................   38
Company Stock Options......................................................    6
Company Stock Plans........................................................    6
Confidentiality Agreement..................................................   38
Contract...................................................................    9
Copyrights.................................................................   20
Covered Employees..........................................................    1
Delaware Secretary of State................................................    2
DGCL.......................................................................    1
Dissenting Shares..........................................................    5
Effective Time.............................................................    2
Employees..................................................................   15
Environmental Laws.........................................................   26
Environmental Liabilities..................................................   26
Equity Financing...........................................................   32
ERISA......................................................................   15
Exchange Act...............................................................   10
Filed Company SEC Documents................................................   11
Financing..................................................................   42
Financing Commitment.......................................................   32
GAAP.......................................................................   11
Government Programs........................................................   29
Governmental Authority.....................................................   10
Hazardous Material.........................................................   26
HSR Act....................................................................   10
Indemnified Parties........................................................   39
Intellectual Property......................................................   20
IP Licenses................................................................   20
IRS........................................................................   18
Knowledge..................................................................   49
Laws.......................................................................   14
Lease......................................................................   22
Licensing Surveys..........................................................   28
Liens......................................................................    7
Medicaid...................................................................   29
Medicare...................................................................   29
Merger.....................................................................    1
Merger Consideration.......................................................    3
Merger Sub.................................................................    1
Merger Sub Interests.......................................................   30
Necessary Consents.........................................................   10
New Employment Agreements..................................................    1
New Optionee Agreements....................................................    6
NYSE.......................................................................   15
Owned Real Property........................................................   24
Parent.....................................................................    1
Parent Articles............................................................   30
Parent Board...............................................................   30
Parent Bylaws..............................................................   30
Patents....................................................................   20
Paying Agent...............................................................    3
Payment Fund...............................................................    3
Permits....................................................................   14
Permitted Liens............................................................   49
person.....................................................................   49
Policies...................................................................   27
Proxy Statement............................................................   11
Release....................................................................   26
Representatives............................................................   35
Residence Agreement........................................................   27
Resident...................................................................   27
Restraints.................................................................   43
RIC........................................................................   32
Sarbanes-Oxley.............................................................   15
SEC........................................................................   10
Securities Act.............................................................   10
Security Interest..........................................................   23
SERP.......................................................................   41
Shareholder Termination Fee................................................   46
Software...................................................................   20
Subsidiary.................................................................   49
Superior Proposal..........................................................   36
Surviving Corporation......................................................    1
Takeover Proposal..........................................................   36
tax returns................................................................   20
taxes......................................................................   20
TBCA.......................................................................    1
Tennessee Secretary of State...............................................    2
Termination Date...........................................................   45
Termination Fee............................................................   46
Trade Secrets..............................................................   20
Trademarks.................................................................   20
WARN Act...................................................................   28

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 12, 2006, is by and among Brookdale Senior Living Incorporated, a Delaware corporation ("Parent"), Beta Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and American Retirement Corporation, a Tennessee corporation (the "Company").

                                   WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, concurrently with the execution of this Agreement, Parent is entering into (A) an employment agreement in the form attached as Exhibit A-1 hereto with the individual set forth on such Exhibit A-1 and (B) employment agreements in the form attached as Exhibit A-2 hereto with the individuals set forth on such Exhibit A-2 (such employment agreements referred to in clauses (A) and (B), collectively, the "New Employment Agreements," and such individuals set forth on Exhibit A-1 and Exhibit A-2 hereto, the "Covered Employees") in order to provide for the continued service and employment of such persons.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

     Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Tennessee Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the TBCA and the DGCL.

     Section 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices
of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Tennessee (the "Tennessee Secretary of State") and a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), each executed in accordance with the relevant provisions of the TBCA and the DGCL, respectively, and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the TBCA and the DGCL. The Merger shall become effective at such time as the Articles of Merger and Certificate of Merger are duly filed with the Tennessee Secretary of State and the Delaware Secretary of State, respectively, or at such other time as Parent and the Company shall agree and shall specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the TBCA and the DGCL.

     Section 1.05 Charter; Bylaws.

          (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and as modified to the extent required by the TBCA, shall be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by the TBCA or other applicable Law (as defined herein).

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as modified to the extent required by the TBCA, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the Bylaws of the Surviving Corporation shall be amended as necessary to comply with the obligations of the Surviving Corporation set forth in Section 6.04 hereof.

     Section 1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

     Section 1.07 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE
                     OF CERTIFICATES; COMPANY STOCK OPTIONS

     Section 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") or of any shares of common stock of Merger Sub:

          (a) Common Stock of Merger Sub. The issued and outstanding common stock, par value $.01 per share, of Merger Sub shall remain outstanding and shall constitute the only issued and outstanding capital stock of the Surviving Corporation.

          (b) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than as provided in Section 2.02(j) with respect to shares as to which appraisal rights have been perfected), together with the rights (the "Company Rights") issued pursuant to the Rights Agreement, dated as of November 18, 1998, between the Company and American Stock Transfer and Trust Company, as rights agent (the "Company Rights Plan"), shall be converted into the right to receive $33.00 in cash (the "Merger Consideration") without interest.

     Section 2.02 Surrender and Payment.

          (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock entitled thereto (the "Paying Agent"). Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 2.01(b) in accordance with the procedures set forth in this Section 2.02 (such funds, the "Payment Fund"). In the event the Payment Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount of funds required to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in their sole discretion, pending payment thereof by the Paying Agent to the holders of the shares of Company Common Stock entitled thereto. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the holders of the shares of Company Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding share of Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing shares of Company Common Stock immediately prior to the Effective Time (the "Certificates") shall pass, only upon proper delivery of such Certificates to the Paying Agent and which shall be in the form and shall have such other provisions as the Surviving Corporation or Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration to be made to the holder thereof pursuant to Section 2.01. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the

Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the shares of Company Common Stock or on the consideration payable upon the surrender of the Certificate formerly representing such shares of Company Common Stock.

          (c) No Further Ownership Rights; Closing of the Company's Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate.

          (d) Termination of Payment Fund. Any portion of the Payment Fund and any interest received with respect thereto that remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates who have not complied with this Section 2.02 prior to the end of such six (6) month period shall thereafter look, only as general creditors thereof, to the Surviving Corporation (subject to Section 2.02 (e)) for payment of the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificates.

          (e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any person in respect of any cash held in the Payment Fund delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or other similar Law. If any Certificate shall not have been surrendered prior to three (3) years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of the shares of Company Common Stock formerly represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Transfer Taxes. If payment is to be made in respect of any Certificate to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the applicable consideration to a person other than the registered holder of the Certificate so surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such tax either has been paid or is not applicable.

          (g) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or Company Stock Option (as defined herein) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") (including, without limitation, under Section 1445 of the Code), Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Company Stock Option, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

          (i) Adjustments to Prevent Dilution. If prior to the Effective Time,
(i) solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock or (ii) the Company makes a cash dividend on a pro rata basis to all holders of Company Common Stock, then the Merger Consideration shall be correspondingly adjusted to provide the holders of the applicable shares of Company Common Stock the same economic effect contemplated by this Agreement prior to such event.

          (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who has properly exercised such shareholder's appraisal rights available under the TBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost such shareholder's right to appraisal under the TBCA. Dissenting Shares shall be treated in accordance with the applicable provisions of the TBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such shareholder's shares of Company Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration for each share of Company Common Stock formerly represented by the Certificates held by such shareholder without any interest thereon. The Company shall give Parent prompt notice of any notices or demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments served pursuant to the TBCA and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in the TBCA, and Parent and Merger Sub shall have the right to direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any notices or demands for appraisals, offer to settle or settle any demands or approve any withdrawal of any such notices or demands.

     Section 2.03 Company Stock Options.

          (a) All stock options (the "Company Stock Options") outstanding immediately prior to the Effective Time granted under the Company's 2006 Stock Incentive Plan, 1997 Stock Incentive Plan or Associate Stock Purchase Plan, whether vested or unvested (collectively, the "Company Stock Plans"), shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled as of immediately prior to the Effective Time and be converted into and become the right to receive a lump sum payment in cash equal to the product of (1) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option and (2) the number of shares of Company Common Stock for which such Company Stock Option shall not have been previously exercised. Effective as of the date of this Agreement, the Company shall amend the Company's Associate Stock Purchase Plan to provide that (i) the "Option Period" (as defined in the plan) which includes the date of this Agreement shall terminate at the earlier of June 30, 2006 or the Effective Time, and (ii) no Option Period shall commence during the period between the date of this Agreement and the earlier of the Closing Date or the date on which this Agreement is terminated. Any payments to be made pursuant to this Section 2.03(a) shall be reduced by any tax withholding required by Law.

          (b) Except as may be otherwise provided in this Section 2.03, the Company shall cause all rights, stock options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, to be cancelled prior to the Effective Time without any payment being made therefor.

          (c) Prior to the Effective Time, the Company shall use its reasonable best efforts to cause all employee-holders of outstanding options under its 2006 Stock Incentive Plan, 1997 Stock Incentive Plan or Associate Stock Purchase Plan who are not Covered Employees to enter into an optionee agreement in one of the forms set forth on Exhibit C hereto (the "New Optionee Agreements"), and shall take (or cause to be taken) all actions that are necessary or appropriate to give effect to the transactions contemplated by Sections 2.03 (a) and (b) and to give effect to relevant provisions of the New Employment Agreements and the New Optionee Agreements. The form of New Optionee Agreement to be offered to each such optionee shall be determined by Parent.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 3.01 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect (as defined herein). The Company has, prior to the date hereof, made available to Parent complete and correct copies of its Charter (the "Company Charter") and Bylaws (the "Company Bylaws") and the charter and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives correct and complete copies of the minutes of all meetings of shareholders, the board of directors of the Company (the "Company Board") and each committee of the Company Board and the board of directors of each of its Subsidiaries held since December 31, 2001.

     Section 3.02 Subsidiaries. Section 3.02 of the Company Disclosure Letter lists all the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except for Permitted Liens and as set forth on
Section 3.02 of the Company Disclosure Letter, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, "Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and those equity interests described on Section 3.02 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

     Section 3.03 Capital Structure.

          (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value ("Company Preferred Stock"), of which 2,000,000 shares are reserved for issuance in accordance with the Company Rights Plan pursuant to the terms thereof. At the close of business on May [11], 2006, (i) 35,317,405 shares of Company Common Stock were issued and outstanding (none of which were owned by the Company (as treasury stock or otherwise)), (ii) 3,352,896 shares of

Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (of which 1,905,461 shares of Company Common Stock were subject to outstanding Company Stock Options) and (iii) no shares of Company Preferred Stock were issued or outstanding.

          (b) The Company has delivered to Parent a correct and complete list, as of the close of business on May 11, 2006, of all outstanding Company Stock Options and other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, whether or not a stock option is an incentive stock option, expiration dates and exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. Except as set forth above in this Section 3.03, at the close of business on May 11, 2006 no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (c) Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or
(B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

     Section 3.04 Authority; Noncontravention.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval"), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors' rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company's shareholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommending that the shareholders of the Company adopt this Agreement.

          (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Charter or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) except as set forth on Section 3.04(b) of the Company Disclosure Letter, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license (each, a "Contract"), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or
(iii) subject to the governmental filings and other matters referred to in
Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses
(ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (c) For purposes of this Agreement, "Company Material Adverse Effect" shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to (i) the U.S. economy or financial markets in general, (ii) the industry in which the Company and its Subsidiaries operate in general, (iii) the announcement of this Agreement or the transactions contemplated hereby (provided that the exclusion set forth in this clause (iii) shall not apply to Section 3.04(b) hereof); (iv) the failure of the Company to meet its publicly announced earnings guidance for any period, in and of itself (such failure to exclude the underlying causes thereof); (v) changes in Laws, rules or regulations; (vi) changes in accounting principles required by GAAP (as defined herein); (vii) acts of war or terrorism; or (viii) outbreaks of epidemics or pandemics; provided that with respect to clauses (i), (ii), (iv),
(v), (vii) and (viii), such change, effect, event, circumstance, occurrence or state of facts (x) does not specifically relate to (or have the effect of specifically relating to) the Company and its Subsidiaries and (y) is not more materially adverse to the Company and its Subsidiaries than to other companies operating in the industry in which the Company and its Subsidiaries operate.

     Section 3.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Authority") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (c) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Tennessee and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any Medicare or other required license-related filings, and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (f) above or listed in Section
3.05 of the Company Disclosure Letter are referred to herein as "Necessary Consents."

     Section 3.06 Company SEC Documents; No Undisclosed Liabilities.

          (a) Except as set forth on Section 3.06(a) of the Company Disclosure Letter, the Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the "SEC") required to be filed by the Company since December 31, 2002 (such documents, the "Company SEC Documents"). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document that was filed prior to the date hereof. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

          (b) Except (i) as set forth in the financial statements included in the Company's Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2005 and the Company's Quarterly Report on Form 10-Q filed prior to the date hereof for the quarterly period ended March 31, 2006 or on Section 3.09 of the Company Disclosure Letter or (ii) as incurred in the ordinary course of business since March 31, 2006, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.06(b) of the Company Disclosure Letter sets forth a description of the aggregate indebtedness (including guarantees of indebtedness of any other person) of the Company and its Subsidiaries outstanding as of March 31, 2006. Neither the Company nor any of its Subsidiaries has incurred any indebtedness or entered into any guarantee or capital lease that is not reflected on Section 3.06(b) of the Company Disclosure Letter, or, since March 31, 2006, modified the terms of any contract or agreement relating to any indebtedness, guarantee or capital lease described on Section 3.06(b) of the Company Disclosure Letter.

     Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Shareholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, the "Proxy Statement") will, at the date the Proxy Statement is first mailed to the shareholders of the Company and, as may be supplemented or amended, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

     Section 3.08 Absence of Certain Changes or Events. Since the date of the most recent audited and interim financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company's financial and legal advisors or (b) as disclosed in the Filed Company SEC Documents, (x) there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, and (y) neither the Company nor any of its Subsidiaries has taken any action that would violate the provisions of Section 5.01 had such provisions been applicable to the Company and its Subsidiaries as of such date.

     Section 3.09 Litigation. Except as set forth on Section 3.09 of the Company Disclosure Letter, there is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that (x) individually involves an amount in controversy in excess of $500,000, or (y) in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 3.10 Contracts.

          (a) Neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Company SEC Documents.

          (b) Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has, prior to the date hereof, made available to Parent correct and complete copies (including all amendments, modifications, extensions, renewals or guaranties) of:

               (i) all Contracts of the Company or any of its Subsidiaries (A) involving payments by or to the Company or any of its Subsidiaries of more than $750,000 on an annual basis or (B) involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis and which may not be terminated by the Company without cause within one year without penalty;

               (ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries) to compete in any business or with any person or in any geographic area or which prohibits the Company or any of its Subsidiaries from soliciting suppliers anywhere in the world;

               (iii) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) in which the amount involved exceeds $60,000 on an annual basis;

               (iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property, and (B) other license (other than real estate) involving payments by the Company or any of its Subsidiaries of more than $750,000 on an annual basis;

               (v) all confidentiality agreements (other than in the ordinary course of business), agreements by the Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company;

               (vi) any Contract involving payments by or to the Company or any of its Subsidiaries, of more than $750,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of or loss of benefit under any such Contract;

               (vii) all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

               (viii) any Contract with a Governmental Authority;

               (ix) all material outsourcing Contracts;

               (x) all Contracts with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $750,000 on an annual basis;

               (xi) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that (i) is not material to the Company or any of its Subsidiaries and (ii) was entered into in the ordinary course of business;

               (xii) all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $750,000 on an annual basis and excluding trade payables arising in the ordinary course of business); and

               (xiii) all Contracts listed on Section 3.21 of the Company Disclosure Letter.

          (c) (i) None of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under any Contract to which it is a party or any of its properties or other assets is subject, and (ii) to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract except for violations, breaches, defaults, waivers or failures to enforce rights or benefits covered by clauses (i) or (ii) above that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.11 Compliance with Laws.

          (a) Except as set forth on Section 3.11 of the Company Disclosure Letter, the Company and each of its Subsidiaries has been since December 31, 2003 and is in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, "Laws") applicable to it, its properties or other assets or its business or operations. Except as set forth on Section
3.11 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has received, since December 31, 2003, a written notice or other written communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. The Company and its Subsidiaries have in effect all material permits, licenses, registrations, variances, exemptions, authorizations, operating certificates, franchises, orders, approvals, and similar rights issued by or obtained from all Governmental Authorities (collectively, "Permits") necessary to carry on their businesses as now conducted, and there has occurred no material violation of, material default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Assuming all Closing Consents listed on Exhibit B hereto are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

          (b) Since December 31, 2003, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party service provider acting on behalf of the Company or any of its Subsidiaries, has received, nor otherwise has any Knowledge of, any written notice from any Governmental Authority that (x) alleges any material noncompliance (or that the Company or any of its Subsidiaries or any such third party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law, or (y) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.

          (c) Except as set forth on Section 3.06(a) of the Company Disclosure Letter, since December 31, 2003, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable Federal regulatory authorities, and have timely paid all taxes, fees and assessments due and payable in connection therewith, except where the failure to make such payments would not be material to the Company or any of its Subsidiaries.

          (d) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to assure that its agents and employees are in material compliance with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices.

          (e) The Company and each of its officers and directors are in compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act ("Sarbanes-Oxley") or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the "NYSE"). The Company has previously disclosed to Parent all of the information required to be disclosed by the Company and its officers and employees, including the Company's chief executive officer and chief financial officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the Company, including compliance with the SEC rules promulgated under Section 404 of Sarbanes-Oxley.

          (f) The Company and its Subsidiaries have complied, in all material respects, with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 and all applicable state privacy laws, and with all applicable regulations promulgated under any such legislation.

     Section 3.12 Employee Benefit Plans.

          (a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of: all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Company Common Stock that have not been granted under a Company Stock Plan, incentive and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the "Employees") or directors or former directors thereof (collectively, the "Company Plans").

          (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have prior to the date hereof, been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) material written communications to employees generally.

          (c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of
Section 4975 of the Code or Section 406 of ERISA that would cause the Company or any of its Subsidiaries to incur any liability for any material amount. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of the assets of any Company Plan.

          (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt.

          (e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (or would have been so treated at any time during the six years immediately prior to the date of this Agreement) has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where failure to do so has not resulted and would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

          (g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or applicable state law, or which is provided at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (i) Except as set forth on Section 3.12(i) of the Company Disclosure Letter (to the extent applicable, in each case broken down as to each item, and the individual and amount involved), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Shareholder Approval or the Merger (either by themselves or when combined with any other event), will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since January 1, 2004, the Company, including, for purposes of this sentence, the Company Board, any committee thereof, any committee administering a Company Plan and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company, which increase may be directly or indirectly, partially or wholly, related to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement.

          (k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (l) Except as set forth in Section 3.12(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

     Section 3.13 Taxes.

          (a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income, franchise and other material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid. Section 3.13(a) of the Company Disclosure Letter lists each material income or franchise tax return filed with respect to the Company and its Subsidiaries for the preceding three taxable years.

          (b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries (in accordance with GAAP) for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. No reductions have been made to the December 31, 2005 current tax reserve or valuation allowance previously reported to Parent.

          (c) The United States federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a "no change" letter from) the Internal Revenue Service (the "IRS") (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through 2001. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (d) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any tax allocation or tax sharing agreement or arrangement with any person pursuant to which it may have any obligation to make any payments after the Closing.

          (e) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

          (f) Since January 1, 1999, neither the Company nor any of its Subsidiaries has been a member of any consolidated, combined or unitary group other than each such group of which it is a member on the date hereof, and the Company and each of its Subsidiaries currently file Federal income tax returns on a consolidated basis with the "affiliated group" (within the meaning of Section 1504 of the Code) of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign Law, as a transferee or successor, by contract, or otherwise.

          (g) Except as set forth on Section 3.13(g) of the Company Disclosure Letter, no audit or other administrative or court proceedings are pending with any taxing authority or court with respect to any Federal, state or local income, franchise or other material taxes of the

Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income, franchise or other material taxes.

          (h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

          (i) The Company has, prior to the date hereof, made available to Parent correct and complete copies of (i) all income, franchise and other material tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit reports issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income, franchise or other material taxes of the Company or any of its Subsidiaries.

          (j) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Liens for taxes not yet due.

          (k) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld, have been or will be duly and timely paid to the proper taxing authority, and have been or will be reported pursuant to applicable tax information reporting Laws.

          (l) With respect to any taxable years ending on or before the Closing Date, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method, and the IRS has not proposed any such adjustment or change in accounting method.

          (m) There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to taxes for any period for which the applicable statute of limitations (including any waivers and extensions) has not expired as of the date hereof.

          (n) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

          (o) Neither the Company nor any of its Subsidiaries has applied for, received, or has pending any request for a ruling or determination with respect to taxes or commenced negotiations or entered into a closing agreement or other similar agreement relating to taxes with any Governmental Authority.

          (p) Neither the Company nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any "reportable transaction" within the meaning of

Treasury Regulations Section 1.6011-4(b). Neither the Company nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the economic effect of providing a guarantee of tax benefits (including a tax indemnity from a seller or lessee of property, or insurance protection with respect to tax treatment) with respect to any transaction, or tax opinion relating to the Company or any of its Subsidiaries.

          (q) For purposes of this Agreement, (i) "taxes" shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, escheat, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign, and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) "tax returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to, filed or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 3.14 Intellectual Property; Software.

          (a) As used herein: (i) "Intellectual Property" means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing ("Trademarks"); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights ("Patents");
(c) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same ("Copyrights"); and (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies ("Trade Secrets");
(ii) "IP Licenses" means all Contracts (excluding "click-wrap" or "shrink-wrap" agreements or agreements contained in "off-the-shelf" Software or the terms of use or service for any Web site) pursuant to which the Company and its Subsidiaries have acquired rights in (including usage rights) to any Intellectual Property, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) "Software" means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; and
(iv) "Company Intellectual Property" means the Intellectual Property and Software held for use or used in the business of the Company or its Subsidiaries as presently conducted.

          (b) Section 3.14(b) of the Company Disclosure Letter sets forth, for the Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) Patents issued or pending; (ii) Trademark registrations and applications for registration (including Internet domain name registrations) and material unregistered trademarks and service marks; and (iii) material Copyrights, applications and registrations.

          (c) Section 3.14(c) of the Company Disclosure Letter lists all (i) material Software that is owned by the Company or its Subsidiaries and (ii) material IP Licenses.

          (d) The Company, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

          (e) All Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration owned by the Company and its Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company or its Subsidiaries, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

          (f) Except as set forth on Section 3.14(f) of the Company Disclosure
Letter:

               (i) to the Knowledge of the Company, no unresolved claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against the Company or any of its Subsidiaries related to the use in the conduct of the businesses of the Company and its Subsidiaries that the Company Intellectual Property or the conduct of the business of the Company infringes, misappropriates or dilutes any Intellectual Property rights of any third party;

               (ii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or dilute any Intellectual Property rights of any third party, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

               (iii) to the Knowledge of the Company, no third party is infringing, misappropriating or diluting any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

               (iv) no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations limit or restrict the Company's or any Subsidiary's rights in and to any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

               (v) the Company and its Subsidiaries have not licensed or sublicensed their rights in any Company Intellectual Property, or received or been granted any such rights (except pursuant to "click wrap" or "shrink wrap" agreements or agreements contained in "off the shelf" Software or the terms of use or service for any Web site) other than pursuant to the IP Licenses;

               (vi) to the Knowledge of the Company, there is no default under any of the IP Licenses by the Company or any of its Subsidiaries or, by the other party thereto, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

               (vii) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets; and

               (viii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's and its Subsidiaries' rights to own or use any of the Company Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

     Section 3.15 Real Property. Section 3.15(i) of the Company Disclosure Letter lists: (a) each of the senior living facilities owned, leased or operated by the Company and its Subsidiaries (the "Company Facilities"), (b) the street address and the licensed capacity of each such Company Facility, (c) the landlord and owner of each such Company Facility, (d) the term of each lease pursuant to which the Company or any of its Subsidiaries lease all or part of a Company Facility (each a "Lease"), and (e) any extension and expansion or purchase options with respect thereto. The Company has, prior to the date hereof, made available to Parent complete and accurate copies of the Leases (including all amendments, modifications and supplements thereto) along with, to the extent in the Company's possession and control: any title insurance policies; surveys; environmental assessment and similar reports, and any subleases, licenses or agreements (including any amendments or modifications thereto) providing for payments in excess of $250,000 on an annual basis and granting to any other party the right of use or occupancy of any portion of the real property and improvements that are the subject of such Lease. Except as set forth in Section 3.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, pursuant to any agreement or other arrangement under which payments exceed $250,000 on an annual basis, leases, subleases or otherwise permits the occupancy by any third party (other than the Residents) of all or any portion of any of the Company Facilities. With respect to each Lease, except as set forth in Section 3.15 of the Company Disclosure Letter or except as would not reasonably be expected to result in, in the aggregate, material costs or liabilities to, or other material negative impact on, the Company and its Subsidiaries, taken as a whole:

          (a) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor's rights generally or to general principles of equity;

          (b) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease;

          (c) all Company Facilities are supplied with utilities and other services adequate for the operation of said Company Facilities and are in good repair and working order sufficient for normal operation of the Company's business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used; and

          (d) to the Knowledge of the Company, each of the Company Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority;

          (e) to the Knowledge of the Company, no mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) (collectively, "Security Interest"), easement, covenant or other restriction or title matter applicable to the real property subject to any such lease, other than Permitted Liens, would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

          (f) there are no material disputes, oral agreements or forbearance programs in effect as to such Lease;

          (g) there are no outstanding options or rights of any party to terminate such Lease prior to the expiration of the term thereof (except for termination rights following a casualty, condemnation, default or similar event);

          (h) to the Knowledge of the Company, all material components of all improvements located on or included with any real property subject to such Lease, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects, adequate for the operation of such buildings and improvements for the purposes for which they are presently being used and the Company has maintained or cause to be maintained the same substantially in accordance with the terms of the Lease;

          (i) no portion of any real property or improvements located thereon that is the subject of such Lease has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored in accordance with the terms of such Lease except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such leased Company Facility as a senior living facility; and

          (j) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to the real property that is the subject of such Lease, or (ii) pending or, to the Knowledge of the Company, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Lease or the real property and/or improvements that are the subject thereof.

          With respect to each parcel of real property owned by the Company and its Subsidiaries (each, an "Owned Real Property"), except as set forth on
Section 3.15(ii) of the Company Disclosure Letter or except as would not reasonably be expected to result in, in the aggregate, material costs or liabilities to, or other material negative impact on, the Company and its Subsidiaries, taken as a whole:

          (a) the Company or the Subsidiary that is the record owner thereof has good and clear record and marketable title to such Owned Real Property, free and clear of any Security Interest, easement, covenant or other restriction or title matter applicable to such Owned Real Property, other than Permitted Liens, which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

          (b) all Company Facilities are supplied with utilities and other services adequate for the operation of said Company Facilities and are in good repair and working order sufficient for normal operation of the Company's business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;

          (c) to the Knowledge of the Company, each of the Company Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority;

          (d) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Owned Real Property or (ii) pending or, to the Knowledge of the Company, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Owned Real Property;

          (e) except as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the use or operation of the Owned Real Property or the business conducted or proposed to be conducted at the Owned Real Property, the existing buildings and improvements located on such Owned Real Property are located entirely within the boundary lines of such Owned Real Property or on permanent easements on adjoining land benefiting such Owned Real Property and may lawfully be used under applicable zoning and land use laws (either as of right, by special permit or variance, or as a grandfathered use) for the purposes for which they are presently being used, and such Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses, if any, necessary to the use thereof have not been obtained;

          (f) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

          (g) neither the Company nor any Subsidiary has received written notice of any, and to the Knowledge of the Company there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property;

          (h) to the Knowledge of the Company, the material improvements and mechanical and utility systems, including, without limitation, the roofs and structural elements of any buildings or structures and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water and parking systems and facilities serving the buildings and other improvements located on such Owned Real Property, are, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects adequate for the operation of such buildings and improvements for the purposes for which they are presently being used;

          (i) such Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels;

          (j) no portion of such Owned Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such Owned Real Property as a senior living facility;

          (k) such Owned Real Property is in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Owned Real Property; and

          (l) the Company has made available to Parent complete and accurate copies of all of the following materials relating to such Owned Real Property, to the extent in the Company's possession or control: title insurance policies; deeds; surveys; environmental assessment and similar reports, and leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Owned Real Property and providing for payments in excess of $250,000 on an annual basis.

     Section 3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect in the case of clauses (b), (c) and (d) below (it being agreed that clause (a) below shall not be qualified by a Company Material Adverse Effect),
(a) no material written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no material action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened by any person against, the Company, any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law with respect to any matters relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;
(c) the Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of the Company or any of its Subsidiaries, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in Environmental Liabilities; and (d) to the Knowledge of the Company or any of its Subsidiaries, with respect to any real property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that have or are reasonably likely to result in a claim against the Company or its Subsidiaries.

     As used in this Agreement, the term "Environmental Laws" means Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of human health as it relates to Hazardous Materials exposure or the environment, including Hazardous Materials.

     As used in this Agreement, the term "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

     As used in this Agreement, the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
Section 300.5.

     As used in this Agreement, the term "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     Section 3.17 Transactions with Related Parties. Except as disclosed in the Filed Company SEC Documents, since January 1, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

     Section 3.18 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Cohen & Steers Capital Advisors, LLC, the fees and expenses of which will be paid by the Company in accordance with the Company's agreements with such firm (a complete copy of which has heretofore been made available to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

     Section 3.19 Opinion of Financial Advisor. The Company has received the opinion of Cohen & Steers Capital Advisors, LLC dated the date hereof to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, a complete copy of which opinion will be made available to Parent as soon as practicable after the date of this Agreement.

     Section 3.20 Residence Agreements. Except as set forth on Section 3.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in default under, nor to the Company's Knowledge is any Resident in default, or is there any dispute under or with respect to, any agreement (each such agreement, a "Residence Agreement") between any person currently residing at a Company Facility (each, a "Resident") and the owner, lessee or operator of such Company Facility, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of representative forms of Residence Agreements currently used in each of the Company Facilities have been made available to Parent prior to the date hereof. Except as set forth on Section 3.20 of the Company Disclosure Letter or as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Residents of the Company Facilities have executed Residence Agreements and all Residence Agreements do not vary in any material respect from the forms of the applicable specimen agreements made available to Parent, and were entered into on an arms' length basis.

     Section 3.21 Insurance. Section 3.21 of the Company Disclosure Letter lists each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which the Company or any Subsidiary is currently a party (the "Policies"). Except as set forth on Section 3.21 of the Company Disclosure Letter, correct and complete copies of all Policies have been provided to Parent prior to the date hereof. All Policies are in full force and effect, and, to the Knowledge of the Company, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.22 Labor Matters. No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since December 31, 2001, there has not been any such action. Except as set forth on Section 3.22 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of the Company or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by the Company or any of its Subsidiaries. No representation election petition or application for certification of a labor organization as the exclusive collective bargaining representative of any employees of the Company or any of its Subsidiaries has been served on the Company or any of its Subsidiaries within the past three years, nor, to the Knowledge of the Company, is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and no labor organization is currently engaged in or, to the Knowledge of the Company, threatening organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) is, and has been since December 31, 2001, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and (ii) is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). The Company and its Subsidiaries have not, at any time prior to the date that is 90 days before the Closing Date, without fully complying with the notice and other requirements of the Worker Adjustment Retraining Notification Act of 1988, as amended (the "WARN Act"), effectuated (i) a "plant closing" (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.

     Section 3.23 Licensing Surveys. The Company is periodically subject to monitoring, inspections or survey reports, waivers of deficiencies, plans of correction, and other investigation reports or certifications by Governmental Authorities (collectively, "Licensing Surveys"). Except as set forth on Section
3.23 of the Company Disclosure Letter or except as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no deficiencies or violations noted in any Licensing Surveys, and the Company or its Subsidiaries have remedied, discharged and complied in all material respects (or are in the process of so complying) with all applicable plans of correction, such that there are no violations or deficiencies with respect to any of the licenses issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Company Facilities or the operation of the business of the Company and the Subsidiaries.

     Section 3.24 Resident Records. Except as set forth on Section 3.24 of the Company Disclosure Letter or except as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of Company or any of the Subsidiaries has received written notice:
(a) that Resident records used or developed in connection with the business conducted at the Company Facilities have not been maintained in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and

(b) of any deficiency in the Resident records used or developed in connection with the operation of the business conducted at the Company Facilities.

     Section 3.25 Third Party Payor Reimbursement. All billing practices of the Company and its Subsidiaries with respect to the Company Facilities, including the Government Programs (as defined below) and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and Government Programs, except where any failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.25 of the Company Disclosure Letter, since December 31, 2001, none of the Company or any of its Subsidiaries has received written notice that the Company or any of its Subsidiaries has billed or received any payment or reimbursement in excess of amounts permitted by applicable Law, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction. For purposes of this Agreement, "Government Programs" shall refer to Title XVIII ("Medicare") and Title XIX ("Medicaid") of the Social Security Act, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the above.

     Section 3.26 State Takeover Statutes; Company Rights Plan. Assuming that neither Parent nor Merger Sub is an "interested shareholder" within the meaning of the TBCA, the Company has taken all necessary action so that no "investor protection act," "business combination," "control share acquisition" or other anti-takeover statute or regulation, in each case under the TBCA, nor any takeover provision in the Company Charter or the Company Bylaws would (i) prohibit or restrict the Company's ability to perform its obligations under this Agreement, the Articles of Merger or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, the Articles of Merger or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Articles of Merger or the Certificate of Merger. The Company has taken all actions necessary to render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and to cause the Company Rights Plan to terminate as of the Effective Time.

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     Section 4.01 Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Each of Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, material direct or indirect costs or liabilities to Parent and its

Subsidiaries. Parent has, prior to the date hereof, made available to the Company complete and correct copies of its Articles of Incorporation (the "Parent Articles") and Bylaws (the "Parent Bylaws") and the articles of incorporation and by-laws or comparable organizational documents) of each of its Subsidiaries and Merger Sub, in each case as amended to the date of this Agreement.

     Section 4.02 Capital Structure of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Merger Sub Interests"). All of the issued and outstanding Merger Sub Interests are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Interests to any person, other than Parent.

     Section 4.03 Authority; Noncontravention.

          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors' rights generally from time to time in effect and by general principles of equity). As of the date hereof, the board of directors of Parent (the "Parent Board"), at a meeting duly called and held, duly adopted resolutions, approving this Agreement, the Merger and the other transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, any of its Subsidiaries or Merger Sub under (i) the Parent Articles or Parent By-laws or the comparable organizational documents of any of its Subsidiaries or Merger Sub, (ii) any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.04 hereof, any Law applicable to Parent, any of its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and

(B) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.04 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent, any of its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) Necessary Consents and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

     Section 4.06 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.07 No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     Section 4.08 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent in accordance with Parent's agreements with such firm, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     Section 4.09 Financing. Parent has delivered to the Company a true and complete copy of the investment agreement as in effect on the date hereof, dated as of the date hereof (the "Financing Commitment"), between Parent and RIC Coinvestment Fund LP ("RIC") pursuant to which RIC has committed to provide equity financing in the aggregate amount of $1,300,000,000, which constitutes sufficient funds for Parent to consummate the transactions contemplated hereby (the "Equity Financing"). Except as set forth therein, there are no conditions precedent or other contingencies (other than the consummation of the Merger) and all necessary approvals and consents have been obtained related to the funding of the full amount of the Equity Financing. Parent will comply with all of the terms and provisions of the Financing Commitment.

                                   ARTICLE V.
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.01 Conduct of Business.

          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided on Section 5.01(a) of the Company Disclosure Letter and except as expressly contemplated by this Agreement or required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent's prior written consent:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof);

               (iii) amend the Company Charter or the Company Bylaws or the comparable charter or organizational documents of any of its Subsidiaries or adopt another shareholders' rights plan (i.e., "poison pill");

               (iv) except in the ordinary course of business consistent with past practice, directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business; provided, however, that in no event shall the Company and its Subsidiaries be permitted to acquire any such assets that have a purchase price in excess of $20,000,000 in the aggregate;

               (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets with a fair market value in excess of $1,000,000 individually or $2,000,000 in the aggregate to a third party, except for Residence Agreements, leases or subleases entered into in the ordinary course of business consistent with past practices;

               (vi) make any capital expenditure or expenditures which (1) involves the purchase of any real property or (2) are not in accordance with the Company's capital expenditure budget for the balance of fiscal year 2006 provided to Parent prior to the date hereof;

               (vii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $750,000 in the aggregate, other than in the Company or in or to any direct or indirect wholly-owned Subsidiary of the Company;

               (viii) (A) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (1) in excess of $1,000,000 individually and $2,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $250,000;

               (ix) except in the ordinary course of business consistent with past practice, modify, amend or terminate any Contract (i) that by its terms is required to be disclosed on Section 3.10(b) of the Company Disclosure Letter, or
(ii) that would be required, as so amended or modified, to be disclosed on
Section 3.10(b) of the Company Disclosure Letter, or enter into any Contract which if in effect on the date hereof would be required to be disclosed on
Section 3.10(b) of the Company Disclosure Letter; provided that the Company shall not, without the prior written consent of Parent, enter into any Contract which if in effect on the date hereof would be required to be disclosed on Section 3.10(b) of the Company Disclosure Letter pursuant to Section 3.10(b)(ii) or which would require consent of or notice to a third party in the event of or with respect to the Merger;

               (x) terminate, amend or otherwise modify any agreement entered into by the Company, at the request of Parent after the date hereof, with any individual party to a New Employment Agreement;

               (xi) except in the ordinary course of business consistent with past practice, and except as required to comply with applicable Law or any Contract disclosed in Section 3.12 of the Company Disclosure Letter, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus (other than the bonus payments described in Section 6.11(a) of the Company Disclosure Letter) to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement; provided, however, that with the prior consent of Parent, such consent not to be unreasonably withheld, the Company may offer and make payments to current employees for retention purposes;

               (xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

               (xiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

               (xiv) change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

               (xv) make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

               (xvi) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

          (b) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality or Company Material Adverse Effect as the case may be, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article VII not being satisfied.

          (c) Advice of Changes; Filings. Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     Section 5.02 No Solicitation by the Company.

          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (collectively, "Representatives") to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal, or furnish to any person any information in connection with or in furtherance of any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval (and in no event after obtaining such Company Shareholder Approval), in response to an unsolicited bona fide written Takeover Proposal made after the date hereof that the Company Board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation, which may be Cohen & Steers Capital Advisors, LLC, and of its outside counsel) constitutes or is reasonably likely to constitute a Superior Proposal, the Company may, if the Company Board determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and subject to compliance with
Section 5.02(c) and after giving Parent two business days written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such oral or written information (to the extent that such information has not been previously provided to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

     For purposes of this Agreement, "Takeover Proposal" shall mean any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.

     For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its shareholders) owning, directly or indirectly, 75% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company (i) on terms which the Company Board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation and of its outside counsel and in light of all relevant circumstances, including, without limitation, all the terms and conditions of such proposal and this Agreement) to be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement, (ii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal, and (iii) which does not have a financing contingency.

          (b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger (it being understood that taking a neutral position or no position with respect to a Takeover Proposal shall be considered an adverse modification) or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)).

Notwithstanding the foregoing, the Company Board may, if the Company Board determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, effect a Company Adverse Recommendation Change or terminate this Agreement solely in order to concurrently enter into an agreement with respect to a Superior Proposal, but, in each case, only at a time that is after the fifth business day following Parent's receipt of written notice from the Company (an "Adverse Notice") advising Parent that the Company Board has determined that a Takeover Proposal is a Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change or to terminate this Agreement and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Notice and a new five business day period). In determining whether to make a Company Adverse Recommendation Change or to terminate this Agreement in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of any such request, Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall promptly keep Parent fully informed of the status and details (including any change to the terms thereof) of any such request, Takeover Proposal or inquiry.

          (d) Nothing contained in this Section 5.02 shall prohibit the Company or the Company Board from (i) complying with the Company's obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would constitute a violation of applicable Law; provided, however, that any such disclosure relating to a Takeover Proposal shall be deemed a Company Adverse Recommendation Change unless the Company Board reaffirms its recommendation and declaration of advisability of this Agreement and the Merger.

                                   ARTICLE VI.
                              ADDITIONAL AGREEMENTS

     Section 6.01 Preparation of the Proxy Statement; Shareholder Meetings.

          (a) As soon as practicable following the date of this Agreement (but in no event later than 20 days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement. The Company will respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement. No filing of, or amendment or supplement to, the Proxy Statement will made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

          (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and as soon as practicable after the date of this Agreement, duly call, give notice of, convene and hold, a meeting of its shareholders (the "Company Shareholders Meeting") solely for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its shareholders adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

     Section 6.02 Access to Information; Confidentiality. The Company shall afford to Parent and its Representatives reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries' properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning the Company and its Subsidiaries' business, properties and personnel as Parent or any of its Representatives may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to the Company requires the Company to restrict access to any properties or information. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of April 25, 2006, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold, and shall cause its Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02 or information provided, made available or delivered to Parent pursuant to this Agreement will affect any of the representations or warranties of the Company contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

     Section 6.03 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority,
(c) the obtaining of all necessary consents, approvals or waivers from third parties and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.03, each of the Company and the Company Board and Parent and the Parent Board shall (i) take no action to cause any state takeover statute or similar statute or regulation to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing shall be deemed to require Parent to
(A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their respective Affiliates may carry on business in any part of the world or
(D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses.

     Section 6.04 Indemnification, Exculpation and Insurance.

          (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company and its Subsidiaries (the "Indemnified Parties") as provided in the Company Charter or the Company Bylaws (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for six years after the Effective Time.

          (b) For six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), covering the Indemnified Parties currently covered by the Company's directors' and officers' liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor a tail policy or policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 250% of the amount paid by the Company in its last full fiscal year (which premiums are hereby represented and warranted by the Company to be approximately $465,000), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

          (c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

     Section 6.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of (a) the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement and
(b) the filing fees for the premerger notification and report forms under the HSR Act.

     Section 6.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     Section 6.07 Shareholder Litigation. The Company shall promptly advise Parent orally and in writing of any shareholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such shareholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Parent's advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company further will not, without Parent's prior written consent, settle any shareholder litigation (a) for an amount greater than $2,000,000 individually, and $3,000,000 in the aggregate or (b) that involves or has the effect of imposing any remedy or restriction upon the Company or any of its Subsidiaries other than monetary damages.

     Section 6.08 Employee Matters.

          (a) Following the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who are employed thereafter by the Surviving Corporation, Parent or any of Parent's Subsidiaries (the "Affected Employees"), compensation and employee benefits no less favorable in the aggregate than those provided to other similarly situated employees of Parent and its Subsidiaries.

          (b) For purposes of eligibility and vesting, with respect to any benefit plan, program or arrangement (including any "employee benefit plan" (as defined in Section 3(3) of ERISA), Parent shall, and shall cause the Surviving Corporation to, recognize the service of the Affected Employees with the Company and its Subsidiaries prior to the Effective Time to the same extent as such service was taken into account under the corresponding Company Plan for those purposes; provided, however, that such recognition shall not result in a duplication of benefits. Parent agrees to honor, or cause the Surviving Corporation to honor, all vacation accrued by Affected Employees as of the Effective Time.

          (c) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements.

          (d) Prior to the Effective Time, the Company shall amend (or cause duly authorized persons to amend) its Supplemental Executive Retirement Plan (the "SERP") to ensure that (i) after the date hereof, no "rabbi trust" shall be established by the Company and no corporate owned life insurance shall be purchased to create a reserve for payments under the plan in connection with the transactions contemplated herein, and (ii) if a "rabbi trust" or a corporate-owned-life-insurance reserve has previously been established by the Company, no contributions shall be made to any such trust and no additional insurance coverage shall be purchased by the Company in connection with the transactions contemplated herein.

          (e) Prior to the Effective Time, the Company shall amend (or cause duly authorized persons to amend) its Deferred Compensation Plan to ensure that
(i) after the date hereof no "rabbi trust" shall be established by the Company in connection with the transactions contemplated herein, and (ii) if a "rabbi trust" has previously been established by the Company, no contributions shall be made to such trust by the Company in connection with the transactions contemplated herein.

          (f) Nothing contained herein, express or implied, is intended to confer upon any Affected Employee any right to continued employment for any period by reason of this Agreement.

     Section 6.09 Employment Agreements. Notwithstanding anything to the contrary in this Agreement, the Company shall use its reasonable best efforts to cause each of the Covered Employees not to repudiate or otherwise breach the New Employment Agreement to which such Covered Employee is a party.

     Section 6.10 Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any agreement required to be disclosed pursuant to
Section 3.10(b)(v) hereof to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, except as provided in Section 5.02, the Company will not approve a Takeover Proposal or Superior Proposal for purposes of Section 48-103-205 of the TBCA.

     Section 6.11 Cooperation. Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

     Section 6.12 Financing. The Company shall, if reasonably requested by Parent in connection with Parent's efforts to obtain financing in respect of its obligations under this Agreement (the "Financing"), cooperate in good faith with Parent, form or cause its Subsidiaries to form, on or prior to the Closing, new wholly-owned Subsidiaries, and, at the Closing execute any documents, agreements and instruments and take such other actions as may be reasonably requested by Parent in connection with the Financing, all in such order, form and substance as reasonably requested by Parent; provided that such cooperation shall not unreasonably interfere with the ongoing business operations of the Company, require the expenditure of any material amount of money by the Company or any of its Subsidiaries, violate any contract to which the Company or any of its Subsidiaries is a party, or violate any Law.

     Section 6.13 Hedging Agreements. During the period of time from the date of this Agreement and through the Effective Time, if requested by Parent, the Company shall enter into fixed-rate interest rate swap agreements or similar arrangements, in form and substance reasonably satisfactory to Parent, with respect to all or a portion of its currently outstanding floating-rate indebtedness; provided that the Company shall not be required to enter into such hedging arrangements to the extent that, individually or in the aggregate, such hedging arrangements involve a notional amount in excess of $80,000,000.

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

     Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

          (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

     Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.03) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 3.03 shall be true and correct in all respects (subject to de minimis exceptions for breaches involving discrepancies of no more than 30,000 shares of Company Common Stock or stock options in the aggregate covering no more than 30,000 shares of Company Common Stock) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing two sentences.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) No Litigation. There shall not be pending or overtly threatened in writing any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by

Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or shares of capital stock of the Surviving Corporation) by Parent or Merger Sub, or (ii) seeking to (A) prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, (B) compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Merger or (C) impose any obligations on Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses.

          (d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

          (e) Permits. Parent shall have obtained such customary assurances as are customarily obtained under local custom and practice (if any) to allow a reasonable person, acting in good faith, to conclude that all material Permits necessary for the lawful conduct of the business of the Company and its Subsidiaries following consummation of the Merger will be issued in the ordinary course and effective as of Closing. Notwithstanding the foregoing, the forgoing provision shall be inapplicable to the extent that (i) such customary assurances are unavailable solely as a result of the negative operating history or qualifications of the Parent, or solely as a result of the negative background of any director(s) or officer(s) of the Parent, or (ii) the failure to obtain any such Permits would not, individually or in the aggregate result, or be reasonably likely to result, in a material adverse effect of Parent.

          (f) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit B hereto shall have been obtained and shall be in full force and effect.

     Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Parent's ability to consummate the transactions contemplated hereby. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

     Section 7.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER

     Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if the Merger shall not have been consummated on or before the nine month anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

               (ii) if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;

               (iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

          (d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or
(b) and (ii) is incapable of being cured, or is not cured, by Parent or Merger Sub, as the case may be, within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform;

          (e) by Parent, if (i) a Company Adverse Recommendation Change shall have occurred or (ii) within ten (10) business days of the date any Takeover Proposal shall have been made or communicated to the Company, the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger; or

          (f) by the Company, if the Company Board shall have exercised its termination rights set forth in Section 5.02(b); provided that in order for the termination of this Agreement pursuant to this Section 8.01(f) to be deemed effective, the Company shall have complied with all provisions of Section 5.02, including the notice provisions therein and paid the amounts required by Section 8.02.

     Section 8.02 Termination Fee and Shareholder Termination Fee.

          (a) In the event that:

               (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and after the date of this Agreement a Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve
(12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal; provided that for purposes of this Clause (B) all references in the definition of Takeover Proposal to 20% shall instead refer to 50%;

               (ii) this Agreement is terminated by the Company pursuant to
Section 8.01(f);

               (iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and (A) after the date of this Agreement a Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal; provided that for purposes of this Clause (B) all references in the definition of Takeover Proposal to 20% shall instead refer to 50%; or

               (iv) this Agreement is terminated by Parent pursuant to Section 8.01(e),

then the Company shall (1) in the case of a Termination Fee payable pursuant to clauses (i) or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Takeover Proposal, (2) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 8.02(a), on the date of such termination, or (3) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.02(a), on the date that is two business days after the date of such termination, pay Parent a fee equal to $45,000,000 (the "Termination Fee") by wire transfer of same-day funds. Notwithstanding the foregoing sentence, in the event that the Company proposes to terminate this Agreement at a time when the Termination Fee is payable, the Company shall pay Parent the Termination Fee as described above prior to such termination by the Company. In case of the termination of this Agreement by the Company or Parent pursuant to Section 8.01(b)(iii), then the Company shall reimburse Parent for all reasonable out of pocket expenses (including, without limitation, all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants) incurred prior to the date of such termination by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, promptly upon the Company's receipt of reasonable documentation of such expenses; provided, however, that notwithstanding any provision herein to the contrary, the liability of the Company pursuant to this provision shall not exceed $5,000,000 (the "Shareholder Termination Fee"). In the case of a Termination Fee payable pursuant to clause
(iii) of this Section 8.02(a), the parties hereby agree that the Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee. In the event that either party terminates this Agreement pursuant to Section 8.01(b)(iii) and (i) after the date of this Agreement a Takeover Proposal shall have been made or communicated to the

Company or shall have been made directly to the shareholders of the Company generally and (ii) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal, then the Company shall, upon the earlier of the date of such definitive agreement and such consummation of a Takeover Proposal, pay Parent the Termination Fee, less any portion of the Shareholder Termination Fee previously paid by the Company to Parent pursuant to this Section 8.02, by wire transfer of same-day funds; provided that for purposes of clause (ii) of this sentence, all references in the definition of Takeover Proposal to 20% shall instead refer to 50%. Notwithstanding anything to the contrary contained in this Agreement, the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination.

          (b) The Company acknowledges and agrees that the agreements contained in Section 8.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to
Section 8.02(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02(a), Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any material breach hereof.

     Section 8.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 8.06 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to
Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by the Parent Board or the Company Board, as applicable, or, with respect to any amendment of this Agreement pursuant to Section 8.04, the Parent Board or the Company Board, as applicable, or the duly authorized committee or other designee of the Parent Board or the Company Board, as applicable, to the extent permitted by Law.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

     Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Merger Sub, to:

               Brookdale Senior Living Incorporated
               330 North Wabash, Suite 1400
               Chicago, Illinois 60611
               Attention: General Counsel

     with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036
               Facsimile No.: (212) 735-2000
               Attention: Joseph A. Coco

     if to the Company, to:

               American Retirement Corporation
               111 Westwood Place, Suite 200
               Brentwood, Tennessee 37027
               Attention: Chief Executive Officer
     with a copy to:

               Bass, Berry & Sims PLC
               315 Deaderick Street, Suite 2700
               Nashville, Tennessee 37238
               Facsimile No.: (615) 742-6293
               Attention: T. Andrew Smith

     Section 9.03 Definitions. For purposes of this Agreement:

          (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Knowledge" of any person that is not an individual means, with respect to the Company regarding any matter in question, the actual knowledge of the individuals listed in Section 9.03(b) of the Company Disclosure Letter;

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (d) "Permitted Liens" means (i) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the use or value of the property subject thereto, and (v) any liens described in, set forth in, or securing the Leases or the Contracts described in Section 3.10(b) of the Company Disclosure Letter;

          (e) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and are not intended to confer upon any person other than the parties any rights, benefits or remedies.

     Section 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion any of or all its rights, interests and obligations under this Agreement to any direct or indirect, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder (except in the case of any such request). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.09 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

     Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        BROOKDALE SENIOR LIVING INCORPORATED


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        BETA MERGER SUB CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        AMERICAN RETIREMENT CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------